Exhibit 10.7

CAPITAL SOUTHWEST CORPORATION

Amended and Restated Non-Qualified Stock Option Agreement

WHEREAS, the Capital Southwest Corporation (the “Company”) and ___________ (the “Optionee”) currently are parties to a Non-Qualified Stock Option Agreement, dated dated August 28, 2014, which was amended and restated on September 9, 2015, (the “Prior Agreement”), whereby the Company granted a non-qualified option to purchase shares of common stock of the Company (the “Option”) to the Optionee under the Capital Southwest Corporation 2009 Stock Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 16 of the Plan the Company has reserved the authority to amend and restate the Prior Agreement in the event of any change in the outstanding common stock of the Company by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding common stock of the Company;

WHEREAS, effective as of 11:59 p.m. Central Time on September 30, 2015 (the “Effective Time”), the Company separated its industrial products, coatings, sealants, and adhesives and specialty chemicals businesses from its other businesses through a spin-off of those businesses to its stockholders, which resulted in the distribution of 100% of the outstanding stock in CSW Industrials, Inc. (“CSWI”) to the holders of common stock of the Company (the “Share Distribution”);

WHEREAS, the Board of Directors of the Company has approved the adjustment of all equity compensation awards granted under the Plan in connection with the Share Distribution;

WHEREAS, the Company now desires to amend and restate the Prior Agreement to adjust the Option, to be effective as of the Effective Time; and

WHEREAS, this Amended and Restated Agreement Non-Qualified Stock Option Agreement (this “Agreement”) shall amend, restate, supersede and completely replace the Prior Agreement as of the Effective Time.

NOW, THEREFORE, the Company has amended and restated the Prior Agreement as follows:

Date of Grant:	August 28, 2014

Name of Optionee:

Number of Shares:

Exercise Price:	$

Expiration Date:	August 28, 2024

Vesting Schedule:	The Option will vest and become exercisable with respect to 1/3 of the Shares on the Trigger Event Date; with respect to 1/3 of the Shares on the first anniversary of the Trigger Event Date; and with respect to the final 1/3 of the Shares on the second anniversary of the Trigger Event Date

The Company hereby awards to the Optionee the Option to purchase from the Company, for the exercise price per share set forth above, the number of Shares set forth above pursuant to the Plan. This Option is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status

Nothing contained in this Agreement shall confer upon Optionee the right to the continuation of his or her Employee status, or to interfere with the right of the Company or other member of the Company Group, as applicable, to terminate such relationship.

2.	Vesting of the Option

(a)	Subject to the other provisions of this Agreement, the Option shall vest in accordance with the Vesting Schedule set forth above.

(b)	Notwithstanding anything to the contrary, all unvested Options shall automatically vest in full and become exercisable upon the occurrence of any of the following events following the Trigger Event Date: (i) a Change in Control; (ii) a Termination of Service by the Optionee for Good Reason; (iii) a Termination of Service by the Company Group member employing the Optionee without Cause, (iv) a Termination of Service due to the Optionee’s Disability; or (v) a Termination of Service due to the Optionee’s death. Notwithstanding anything to the contrary, in the event a Change in Control or a Termination of Service for one of the reasons described in this Section 2(b) occurs on or before the Trigger Event Date, the Option shall vest in full and become exercisable on the Trigger Event Date. For purposes hereof,

(i)	“Good Reason” means the occurrence of any of the following: (A) a material breach of the Optionee’s employment agreement by the Company or other member of the Company Group; (B) a reduction in the Optionee’s title or a material reduction in the Optionee’s duties, authorities, and/or responsibilities; (C) a material reduction in the Optionee’s compensation or benefits; or (D) a requirement by the Company or other member of the Company Group without the Optionee’s consent, that the Optionee relocate to a location greater than thirty‑five (35) miles from the Optionee’s place of residence; provided, however, such events will not constitute “Good Reason” unless (1) the Optionee gives the Company or other member of the Company Group employing the Optionee notice of the existence of an event described above within ninety (90) days following the initial occurrence thereof, (2) the Company or other member of the Company Group employing the Optionee does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (1) and (3) the Optionee terminates employment within twelve (12) months of the end of the cure period described in the preceding clause (2);

(ii)	“Trigger Event” means the Share Distribution; and

(iii)	“Trigger Event Date” means the ninetieth (90th) day following the consummation of the Trigger Event, unless the Trigger Event is a going private transaction, in which case the Trigger Event Date shall be the closing date of such transaction.

(c)	Except with respect to the Optionee’s Termination of Service for one of the reasons described in Section 2(b), all unvested Options as of the Optionee’s Termination of Service shall expire and be forfeited immediately upon such Termination of Service.

(d)	In the case of a Termination of Service, vested Options (including Options vesting pursuant to Section 2(b)) shall be exercisable during the six (6) months following the later of the date of termination and the Trigger Event Date, subject in the case of a termination for Cause, to the provisions of Section 7(e) of the Plan.

3.	Exercise; Transferability

(a)	Exercise Method. This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached to this Agreement as Exhibit A and (ii) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan), plus any applicable withholding taxes unless the Optionee exercises this Option through a cashless exercise in accordance with the Plan and the Company’s rules and procedures governing cashless exercises. Any cashless exercise permitted hereunder will be subject to any applicable limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

(b)	Transferability. Unless otherwise required by law, this Option shall not be assignable or transferable other than by will, by the laws of descent and distribution, or by a qualified domestic relations order, and may be exercised during the lifetime of the Optionee only by the Optionee (or the Optionee’s guardian or legal representative) or an alternate payee under a qualified domestic relations order.

4.	Certain Adjustments

Adjustments to this Option shall be effected in accordance with Section 16(a) of the Plan.

5.	Termination of Service

The transfer of Optionee’s employment to CSWI or one of its subsidiaries will not constitute a Termination of Service under this Agreement and the Optionee will be considered, for purposes of this Agreement, to be an Employee of the Company Group for so long as Optionee’s employment with CSWI or one of its subsidiaries continues, notwithstanding that CSWI ceases to be a subsidiary of the Company.

6.	Notices

Any notice required to be given pursuant to this Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for his or her employee records.

7.	Taxation Upon Exercise of Option

Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the Fair Market Value of the Shares, determined as of the date of exercise, exceeds the Exercise Price.  The acceptance of the Shares by the Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with the Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.  Withholding for Federal or state income and employment tax purposes shall be made, if and as required by law, from the Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require the Optionee to make a cash payment to cover the liability as a condition of the exercise of this Option; however, in the case of a cashless exercise, the Optionee may use Shares that are the subject of such exercise to pay for any or all such tax liability, all in accordance with the Company’s rules and procedures governing such process.  Any use of Shares to pay for any tax liability will be subject to any applicable limitations or restrictions imposed under the Sarbanes-Oxley Act of 2002.

8.	Modification, Extension and Renewal of Option

The Board or Committee, as described in the Plan, may modify, extend or renew the Option or accept its surrender (to the extent not yet exercised) and authorize the granting of a new option in substitution for it (to the extent not yet exercised), subject at all times to the Plan, the Code, and the applicable laws of the State of Texas.  Notwithstanding the foregoing provisions of this Section 8, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of the Optionee under this Agreement except to the extent permitted under the Plan.

9.	Agreement Subject to Plan; Applicable Law

This Agreement is made pursuant to the Plan and shall be interpreted to comply therewith.  Any provision of this Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.  For the avoidance of doubt, in the event Section 2 or Section 5 of this Agreement are inconsistent with the Plan, the terms of Section 2 and Section 5 of this Agreement shall govern.  This Agreement shall be governed by the laws of the State of Texas and subject to the exclusive jurisdiction of the courts therein.  Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

EXHIBIT A

Capital Southwest Corporation

NON-QUALIFIED STOCK OPTION EXERCISE FORM

Date:

Attention:

The undersigned hereby elects to exercise all or a portion of the Option issued to him/her by Capital Southwest Corporation (the “Company”) and dated ____________ (the “Option Agreement”) and to purchase ____________ shares of common stock of the Company (the “Shares”) at an exercise price of _______ Dollars ($___) per Share or an aggregate purchase price of ________________________ Dollars ($_______) (the “Exercise Price”).  Pursuant to the terms of the Option Agreement, the undersigned has delivered the Exercise Price herewith in full in cash or ______________.

Please issue a certificate or certificates representing said Shares in the name of the undersigned.

By:

Typed Name:

Address: